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                                                                   Exhibit 99.1

       SyQuest Expands Cash Availability Through New Lending Arrangements


CONTACTS:
Richard Cline                                       Henry Montgomery
Miller/Shandwick Technologies                       Chief Financial Officer
415/962-9550                                        SyQuest Technology, Inc.
                                                    510/226-4000


FOR IMMEDIATE RELEASE:


SyQuest expands cash availability through new bank lending arrangements

FREMONT, Calif., March 27, 1997 -- SyQuest Technology Inc., (NASDAQ:SYQT), a world leader in removable cartridge hard drive technology, today reported the completion of expanded lines of credit from its domestic banks, Greyrock Business Credit and Silicon Valley Bank, and from its bank in Malaysia that supports SyQuest's manufacturing facility in Penang.

         The new domestic banking arrangement maintains SyQuest's credit line at a maximum of $30 million. The borrowing base was significantly expanded to include 40 percent of finished goods inventories up to a maximum of $5 million and 80 percent of eligible accounts receivable, up from 70 percent in the previous agreement. In addition, the banks have provided SyQuest through June 30 with an incremental maximum of $10 million of borrowing availability over and above the borrowing base. The company's bank in Malaysia provided the Penang subsidiary with an additional $3 million of credit availability.

         The new lending arrangements are intended to provide SyQuest with additional capital to expand its production efforts in order to meet a strong backlog for the company's newest product, the award-winning SyJet 1.5GB removable cartridge hard drive.

         As previously announced, SyQuest expects to report significantly reduced revenues in the fiscal quarter ending March 30, 1997. Decreased sales, additional costs of reducing and simplifying business structures, and other expenses are expected to increase the current quarterly loss by a significant amount over the previous quarter.

About SyQuest

         SyQuest Technology, Inc., is a world leader in removable cartridge hard drives. Founded in 1982, the company has an installed base of more than three million drives and 15 million

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cartridges worldwide. SyQuest is headquartered in Fremont, California, and maintains manufacturing facilities in Fremont, California, and Penang (Malaysia) with additional facilities in Colorado, California, Europe and Asia. The company offers removable cartridge hard drives for Apple, Windows, MS-DOS, PC-DOS, UNIX, SGI and Sun OS platforms. SyQuest (SYQT) is publicly traded on NASDAQ's National Market System. See SyQuest on the World Wide Web at http://www.syquest.com.

         This news release contains forward-looking statements that involve risks and uncertainties, including competition in the marketplace for the company's products, and other risks detailed from time to time in the SEC reports recently filed by SyQuest on Forms 10K and 10Q.

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SyQuest and the SyQuest logo are registered trademarks, and SyJet is a trademark of SyQuest Technology, Inc. All other brands or tradenames are the property of their respective companies. Contact:
Amy Reardon

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